EXHIBIT 2.1

PLAN AND AGREEMENT OF REORGANIZATION

            This Plan and Agreement of Reorganization (the “Plan of Reorganization”) is entered into as of the 18th day of February, 2010, by and among ubroadcast, inc., a Delaware corporation, sometimes referred to in this Plan of Reorganization as “Purchaser”, and those persons executing this Plan of Reorganization below, all of whom are shareholders of iVu Media Corp., a Delaware corporation. These persons, as a group, are sometimes referred to collectively in this Plan of Reorganization as the “Shareholders”. The Shareholders own, in the aggregate, 100% of all of the outstanding shares of common stock of iVu Media Corp., a Delaware corporation, sometimes referred to in this Plan of Reorganization as the “Acquired Corporation”.

            This Plan of Reorganization comprises a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Purchaser will acquire from the Shareholders all of the issued and outstanding shares of common stock of Acquired Corporation, in exchange solely for shares of voting stock of Purchaser (the “Purchaser Common Stock”). Under this Plan of Reorganization, Acquired Corporation will become a wholly-owned subsidiary of Purchaser.

            In order to consummate this Plan of Reorganization, Purchaser and the Shareholders, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

ARTICLE 1

EXCHANGE OF CAPITAL STOCK

            1.01.    Transfer of Acquired Corporation's Common Stock. Subject to the terms and conditions of this Plan of Reorganization, the Shareholders will transfer and deliver to Purchaser, on or before the Closing Date, certificates for shares of common stock of Acquired Corporation, duly endorsed in blank, as follows:

No. of Shares of Common
                        Name of Shareholder                       Stock of Acquired Corporation

                        Peter Rusy                                                       8 shares
                        Ashraf M. Rofail                                             2 shares

                        Total Shares Outstanding
                            of Acquired Corporation                              10 shares

            1.02.    Consideration for Transfer. In exchange for the number of shares transferred by the Shareholders pursuant to Paragraph 1.01, Purchaser will issue and cause to be delivered to the Shareholders, on the Closing Date, a total of 10,000,000 shares of Purchaser Common Stock, as follows:
No. of Shares of Purchaser
                        Name of Shareholder                        Common Stock to be Issued

                        Peter Rusy                                                       8,000,000 shares
                        Ashraf M. Rofail                                             2,000,000 shares

                        Total Shares to be Issued
                           by Purchaser                                                10,000,000 shares

            1.03.    The Closing; Closing Date. Subject to the conditions precedent set forth in this Plan of Reorganization, and the other obligations of the parties set forth herein, this Plan of Reorganization shall be consummated at the offices of Acquired Corporation, 5285 Shawnee Road, Suite 401, Alexandria, Virginia 22312, on February 22, 2010, at the hour of 2:00 p.m., or at any other place and date as the parties fix by mutual written consent (the “Closing”). Consummation shall include the delivery by the Shareholders of their respective shares of common stock of Acquired Corporation, as provided in Paragraph 1.01 of this Plan of Reorganization, and the delivery by Purchaser of the shares of Purchaser Common Stock, as provided in Paragraph 1.02 of this Plan of Reorganization. The date of the consummation of this Plan of Reorganization is referred to as the “Closing Date”.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

            The Shareholders, and each of them, represent and warrant, as of the date of this Plan of Reorganization and as of the Closing Date, as follows:

            2.01.    Organization and Standing of Acquired Corporation. Acquired Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power to own property and carry on its business as it is now being conducted. A true copy of the Certificate of Incorporation of Acquired Corporation, as amended to date, that have been certified by the Secretary of State of Delaware and delivered to Purchaser is included in Schedule 2.01 attached hereto and made a part hereof and is complete and accurate as of the date of this Plan of Reorganization. Acquired Corporation is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which it carries on business or in which any of its principal properties are located.

            2.02.    Subsidiaries. Acquired Corporation has no subsidiaries nor any interest in any other corporation, firm, partnership or other juridical entity.

            2.03.    Capitalization. Acquired Corporation has an authorized capitalization of 1,000 shares of $.01 par value common stock. As of the date of this Plan of Reorganization, 10 shares of $.01 par value common stock are issued and outstanding, fully paid and non-assessable. Except as set forth in Schedule 2.03 attached hereto and made a part hereof, there are no outstanding subscriptions, options, contracts, commitments or demands relating to the authorized but unissued capital stock of Acquired Corporation or other agreements of any character under which Acquired Corporation would be obligated to issue or purchase shares of its capital stock.

            2.04.    Financial Statements.

                        (a)       Purchaser acknowledges receipt of the unaudited financial statements of Acquired Corporation for the period from inception through December 31, 2009, a copy of which financial statements is set forth in Schedule 2.04(a) attached hereto and made a part hereof.

                        As soon as is practicable after the Closing, but in no event later than 70 days following the Closing, the Shareholders will cause to be delivered to Purchaser the audited financial statements of Acquired Corporation, including a balance sheet as at December 31, 2009, and the related statements of income, changes in shareholder equity and cash flows from Acquired Corporation's inception through such date.

                        The Shareholders, and each of them, are not aware of any facts that would prevent an independent auditor from performing an audit of the financial statements of Acquired Corporation for the period from inception through December 31, 2009.

                        All of the financial statements described in this paragraph 2.04 shall have been prepared in conformity with U.S. generally accepted accounting principles, applied on a consistent basis, and present fairly the financial position of Acquired Corporation, as of their respective dates.

                        (b)       Other than changes occurring in the usual and ordinary conduct of the business since December 31, 2009 (the “Balance Sheet Date”), there have been, and at the Closing Date there will have been, no materially adverse changes in such financial condition of Acquired Corporation.

                        (c)       Subject only to any changes occurring in the usual and ordinary course of business, the assets of Acquired Corporation, at the Closing Date, will be substantially those owned by it and shown on its unaudited financial statements as of December 31, 2009, set forth in Schedule 2.04(a).

            2.05.    Operations Since Balance Sheet Date. Since the Balance Sheet Date, Acquired Corporation has not, and prior to the Closing Date will not have, without written consent to Purchaser:

                        (a)       Except as set forth in Schedule 2.05(a) attached hereto and made a part hereof, issued or sold any stock, bond or other corporate securities;

                        (b)       Except for current liabilities incurred and obligations entered into in the usual and ordinary course of business, incurred any absolute or contingent obligation, including long-term debt;

                        (c)       Except for current liabilities shown on the balance sheet and current liabilities incurred since the Balance Sheet Date in the usual and ordinary course of business, discharged or satisfied any lien or encumbrance, or paid any obligation or liability;

                        (d)       Mortgaged, pledged or subjected to lien any of its assets;

                        (e)       Except in the usual and ordinary course of business, sold or transferred any of its tangible assets, or canceled any debts or claims, or waived any rights of substantial value;

                        (f)        Sold, assigned or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets;

                        (g)       Incurred any materially adverse losses or damage, or become involved in any strikes or other labor disputes; or

                        (h)       Entered into any transaction other than in the usual and ordinary course of business.

            2.06.    Title to Assets. Acquired Corporation has good and marketable title to all its assets specified in the Schedule of Assets described in paragraph 2.07 and reflected in the balance sheet dated December 31, 2009; none of such assets is subject to any mortgage, pledge, lien, charge, security interest, encumbrance or restriction, except those that:

                        (a)       Are disclosed on the balance sheet dated December 31, 2009, as securing specified liabilities;

                        (b)       Are disclosed in the Schedule of Assets pursuant to paragraph 2.07; or

                        (c)       Do not materially adversely affect the use of the asset.

            The equipment of Acquired Corporation is in good condition and repair, except for reasonable wear and tear.

            2.07.    Schedule of Assets. Prior to the Closing Date, Acquired Corporation will have delivered to Purchaser a separate Schedule of Assets, specifically referring to this paragraph, containing a true and complete:

                        (a)       Legal description of all real property owned by Acquired Corporation and any real property for which Acquired Corporation has an option to purchase, or holds a leasehold interest;

                        (b)       Aged list of accounts receivable as of the Closing Date;

                        (c)       List of all capitalized machinery, tools, equipment and rolling stock owned by Acquired Corporation that sets forth any liens, claims, encumbrances, charges, restrictions, covenants and conditions concerning the listed items;

                        (d)       Description of all machinery, tools, equipment and rolling stock in which Acquired Corporation has a leasehold interest, with a description of each interest;

                        (e)       List of all Internet domain names in which Acquired Corporation has an interest, ownership or otherwise;

                        (f)        List of all patents, patent licenses, trademarks, trademark registrations, trade names, copyrights, and copyright registrations owned by Acquired Corporation, including copies thereof; and

                        (g)       List of all fire and other casualty and liability insurance policies of Acquired Corporation in effect at the time of delivery of such schedule, including copies thereof.

            2.08.    Indebtedness.

                        (a)       Except as set forth in the balance sheet of Acquired Corporation dated December 31, 2009, described in paragraph 2.04, Acquired Corporation presently has no outstanding indebtedness other than liabilities incurred in the usual and ordinary course of business. Acquired Corporation is not in default with respect to any terms or conditions of any indebtedness.

                        (b)       Acquired Corporation has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against Acquired Corporation.

            2.09.    Litigation.

                        (a)       Acquired Corporation is not party to, nor has it been threatened with, any litigation or governmental proceeding. Acquired Corporation is not aware of any facts that might result in any action, suit or other proceeding that would result in any material adverse change in the business or financial condition of Acquired Corporation.

                        (b)       Acquired Corporation is not infringing on, or otherwise acting adversely to, any copyrights, trademark rights, patent rights or licenses owned by any other person, and there is no pending claim or threatened action with respect to such rights. Acquired Corporation is not obligated to make any payments in the form of royalties, fees, or otherwise to any owner or licensor of any patent, trademark, trade name or copyright.

            2.10.    Compliance With Law and Other Instruments. The business operations of Acquired Corporation have been, and currently are being, conducted in accordance with all applicable laws, rules and regulations of all authorities, including, without limitation, state franchise registration and/or business opportunity laws and regulations, or laws similar thereto. Acquired Corporation is not in violation of, or in default under, any term or provision of its Certificate of Incorporation, its Bylaws or of any lien, mortgage, lease, agreement, instrument, order, judgment or decree, or any other type of restriction that would prevent consummation of the exchange of securities contemplated by this Plan of Reorganization.

            2.11.    Contractual Obligations. Except for the contracts listed and described on Schedule 2.11 attached hereto and made a part hereof, Acquired Corporation is not a party to, or bound by, any written or oral:

                        (a)       Contract not made in the usual and ordinary course of business;

                        (b)       Employment or consultant contract that is not terminable at will without cost or other liability to Acquired Corporation or any successor;

                        (c)       Contract with any labor union;

                        (d)       Bonus, pension, profit-sharing, retirement, stock option, hospitalization, group insurance or similar plan providing employee benefits;

                        (e)       Any real or personal property lease as lessor;

                        (f)        Advertising contract or contract for public relations services;

                        (g)       Purchase, supply or service contracts in excess of $5,000 each, or in the aggregate of $25,000 for all such contracts;

                        (h)       Deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement subjecting any of the assets or properties of Acquired Corporation to a lien, encumbrance or other restriction;

                        (i)        Term contract continuing for a period of more than 30 days that is not terminable without liability to Acquired Corporation or its successors; or

                        (j)        Contract that contains a redetermination of price or similar type of provision.

            Acquired Corporation has performed all obligations required to be performed by it to date and is not in material default under any of the contracts, leases or other arrangements by which it is bound. None of the parties with whom Acquired Corporation has contractual arrangements are in default of their obligations.

            2.12.    Changes in Compensation. Since the Balance Sheet Date, Acquired Corporation has not granted any general pay increase to employees or changed the rate of compensation, commission or bonus payable to any officer, employee, director, agent or shareholder.

            2.13.    Records. All of the account books, minute books, stock certificate books and stock transfer ledgers of Acquired Corporation are complete and accurate.

            2.14.    Taxes. Except as described in Schedule 2.14 attached hereto and made a part hereof, Acquired Corporation has filed all required income tax returns as of the date of this Plan of Reorganization. Acquired Corporation owes no income taxes.

            2.15.    Full Disclosure. As of the Closing Date, the Shareholders will, and will have caused Acquired Corporation to, have disclosed all events, conditions and facts materially affecting the business and prospects of Acquired Corporation. Neither the Shareholders nor Acquired Corporation has withheld knowledge of any events, conditions and facts that it has reasonable ground to know may materially affect the business and prospects of Acquired Corporation. None of the representations and warranties made by the Shareholders in this Plan of Reorganization, or set forth in any other instrument furnished to Purchaser, contain any untrue statement of a material fact, fail to state material facts or fail to state facts necessary to make the statements of fact made not misleading.

            2.16.    Ownership of Acquired Corporation's Common Stock. Each of the Shareholders executing this Plan of Reorganization is, on the date of this Plan of Reorganization, and on the Closing Date will be, the lawful owner of the number of shares of common stock of Acquired Corporation that is set forth opposite each such Shareholder's name in Paragraph 1.01 of this Plan of Reorganization. Each of the Shareholders executing this Plan of Reorganization has the legal right and power to sell, assign and transfer the shares of such Shareholder of the common stock of Acquired Corporation. The delivery of the described shares to the Purchaser pursuant to the provisions of this Plan of Reorganization will transfer valid title to the shares free and clear of all liens, encumbrances, claims and other restrictions of any kind.

            2.17.    Waiver of Preemptive Rights; No Rights of Refusal. Each of the Shareholders executing this Plan of Reorganization has waived, and does hereby waive, any preemptive or prescriptive right to purchase shares of Acquired Corporation that each such Shareholder has or may have had in the past. None of the Shareholders executing this Plan of Reorganization is subject to a right of first refusal as to his, her or its common stock of Acquired Corporation.

            2.18.    No Brokers or Finders. All negotiations related to this Plan of Reorganization on the part of each of the Shareholders executing this Plan of Reorganization have been accomplished solely by such Shareholders without the assistance of any person employed as a broker or finder. None of the Shareholders executing this Plan of Reorganization has done anything to give rise to any valid claims against Purchaser or Acquired Corporation for a brokerage commission, finder's fee or any similar charge.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

            3.01.    Securities Act Disclosure - Information With Respect to Purchaser. Purchaser files annual and other periodic reports with the Securities and Exchange Commission (“SEC”). The periodic reports, as filed with the SEC by Purchaser, are incorporated herein by this reference, may be reviewed online at:

http://sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=
0000828940&owner=exclude&count=40

            Purchaser represents and warrants that the information contained in the documents incorporated by reference accurately reflects its business operations and current financial condition.

            3.02.    Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power to own property and carry on its business as it is now being conducted.

            3.03.    Subsidiaries. Purchaser has three subsidiary corporations: (a) ubroadcast, inc., a Nevada corporation; (b) Britespot, Inc., a Nevada corporation; and (c) ubroadcast Entertainment, Inc., a Nevada corporation.

            3.04.    Capitalization. Purchaser has an authorized capitalization of 700,000,000 shares of Common Stock of the par value of $.001 per share, of which 166,945,517 shares are issued, outstanding and fully paid, as of the date of this Plan of Reorganization, and 50,000,000 shares of Preferred Stock of the par value of $.001 per share, none of which has been issued. Except as set forth in Schedule 3.04 attached hereto and made a part hereof, there are no outstanding options, contracts, calls, commitments or demands relating to the authorized but unissued capital stock of Purchaser.

            3.05.    Financial Statements. A copy of Purchaser’s unaudited financial statements for the nine months ended September 30, 2009, and a copy of Purchaser’s audited financial statements for the year ended December 31, 2008, are set forth in Schedule 3.05 attached hereto and made a part hereof. The financial statements listed in this paragraph 3.05 present fairly the financial condition of Purchaser as of the respective dates thereof.

            3.06.    Financial Condition Since September 30, 2009. Since September 30, 2009, Purchaser has not made any transfer of any of its operating assets other than in the ordinary course of business.

            3.07.    Title to Assets. All book assets of Purchaser are in existence and in its possession, are in good condition and repair and conform to all applicable laws, regulations and ordinances. Purchaser has good and marketable title to all of its assets and holds such assets subject to no mortgage, lien or encumbrance.

            3.08.    Status of Issued Shares. The shares of Purchaser Common Stock that are to be issued and delivered to the Shareholders pursuant to the terms of this Plan of Reorganization will be validly authorized and issued, and will be fully paid and non-assessable. No shareholder of Purchaser will have any preemptive right of subscription or purchase with respect to the shares to be issued and delivered.

            3.09.    Indebtedness. Purchaser has no outstanding indebtedness, other than those liabilities described in Schedule 3.09 attached hereto. Except as set forth in Schedule 3.09, Purchaser is not in default with respect to any terms or conditions of any indebtedness.

            3.10.    Litigation. Except as described in Schedule 3.10 attached hereto, Purchaser is not a party to, nor has it been threatened with, any litigation or governmental proceeding that could have a materially adverse affect on the transactions contemplated by this Plan of Reorganization or on the financial condition of Purchaser.

            3.11.    Purchaser's Authority. The execution and performance of this Plan of Reorganization have been duly authorized by all requisite corporate action. This Plan of Reorganization constitutes a valid and binding obligation of Purchaser, in accordance with its terms. No provision of the Purchaser's Article of Incorporation, Bylaws, minutes, share certificates or contracts prevents Purchaser from delivering good title to its shares of common stock in the manner contemplated by this Plan of Reorganization.

            3.12.    Brokers and Finders. All negotiations on the part of the Purchaser related to this Plan of Reorganization have been accomplished solely by the Purchaser without the assistance of any person employed as a broker or finder. The Purchaser has done nothing to give rise to any valid claims against the Shareholders for a brokerage commission, finder's fee or any similar charge.

            3.13.    Taxes. Except as described in Schedule 3.13 attached hereto and made a part hereof, Purchaser has filed all required income tax returns. Purchaser owes no income taxes.

            3.14.    Full Disclosure. As of the Closing Date, Purchaser will have disclosed to the Shareholders all events, conditions and facts materially affecting the business and prospects of Purchaser. Purchaser has not withheld knowledge of any events, conditions or facts it has reasonable ground to know may materially affect the business and prospects of Purchaser. None of the representations and warranties made by the Purchaser in this Plan of Reorganization or set forth in any other instrument furnished to the Shareholders contain any untrue statement of a material fact, fail to state material facts or fail to state facts necessary to make the statements of fact made not misleading.

ARTICLE 4

CONDUCT OF BUSINESS OF ACQUIRED
CORPORATION PENDING CLOSING DATE

            4.01.    Conduct of Business in Its Usual and Ordinary Course. Acquired Corporation shall carry on its business in substantially the same manner as previous to the date of execution of this Plan of Reorganization, and to:

                        (a)       Continue in full force the amount and scope of insurance coverage carried prior to that date;

                        (b)       Maintain its business organization and keep it intact, to retain its present employees and to maintain its goodwill with suppliers, customers and others having business relationships with it;

                        (c)       Exercise due diligence in safeguarding and maintaining confidential reports and data used in its business; and

                        (d)       Maintain its assets and properties in good condition and repair, and not sell or otherwise dispose of any of its assets or properties, except sales of inventory in the usual and ordinary course of business.

            4.02.    Satisfy Conditions Precedent. Acquired Corporation shall satisfy all conditions precedent contained in this Plan of Reorganization.

            4.03.    Access to Information and Documents.

                        (a)       The Shareholders shall, and shall cause Acquired Corporation to, afford the officers and representatives of Purchaser, from the date of this Plan of Reorganization until consummation hereof, full access during normal business hours to all properties, books, accounts, contracts, commitments and any other records of any kind of Acquired Corporation. Sufficient access shall be allowed to provide Purchaser with full opportunity to make any investigation it desires to make of Acquired Corporation and to keep itself fully informed of the affairs of Acquired Corporation.

                        (b)       In addition, the Shareholders shall, and shall cause Acquired Corporation to, permit Purchaser to make extracts or copies of all such books, accounts, contracts, commitments and records, and to furnish to Purchaser, on demand, any further financial and operating data of Acquired Corporation as Purchaser reasonably requests.

                        (c)       Purchaser will use any information obtained under this paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Plan of Reorganization, and will not divulge the information to any other person. In the event the transaction contemplated by this Plan of Reorganization is not consummated within ninety (90) days of the date of mutual execution, all documents or information gathered by Purchaser hereunder will be returned to Acquired Corporation forthwith, unless such period shall be extended by mutual consent.

            4.04.    Negative Covenants. Except with the prior written consent of Purchaser, the Shareholders shall cause Acquired Corporation not to:

                        (a)       Incur any liabilities, other than current liabilities incurred in the usual and ordinary course of business;

                        (b)       Incur any mortgage, lien, pledge, hypothecation, charge, encumbrance or restriction of any kind;

                        (c)       Become a party to any contract, or renew, extend or modify any existing contract, except in the usual and ordinary course of business;

                        (d)       Make any capital expenditures, except for ordinary repairs, maintenance and replacement;

                        (e)       Declare or pay any dividend, or make any other distribution, to shareholders;

                        (f)        Purchase, retire or redeem any shares of its capital stock;

                        (g)       Issue or sell any warrants, rights or options to acquire any shares of its capital stock;

                        (h)       Amend its Certificate of Incorporation or Bylaws;

                        (i)        Pay or agree to pay any bonus, increase in compensation, pension or severance pay to any director, shareholder, officer, consultant, agent or employee;

                        (j)        Discharge or satisfy any lien or encumbrance, nor pay any obligation or liability, except current liabilities shown on the balance sheet dated December 31, 2009, or incurred in the usual and ordinary course of business since that date;

                        (k)       Merge or consolidate with any other entity;

                        (l)        Enter into any transactions or take any acts that would constitute a breach of the representations and warranties contained in this Plan of Reorganization; and

                        (m)      Institute, settle, or agree to settle, any action or proceeding before any court or governmental body.

            4.05.    Consultation. Acquired Corporation will consult with Purchaser at all times until the Closing Date with respect to the operation and conduct of Acquired Corporation's business.

ARTICLE 5

CONDUCT OF BUSINESS OF PURCHASER PENDING CLOSING DATE

            5.01.    Conduct of Business in Its Ordinary Course. Purchaser will carry on its business in substantially the same manner as before the date of execution of this Plan of Reorganization.

            5.02.    Satisfy Conditions Precedent. Purchaser will use its best efforts to satisfy all conditions precedent contained in this Plan of Reorganization.

            5.03.    Access to Information and Documents.

                        (a)       Purchaser will provide the Shareholders, from the date of this Plan of Reorganization until the consummation hereof, full access during normal business hours to all properties, books, accounts, contracts, commitments and records of Purchaser. Sufficient access shall be allowed to provide the Shareholders with full opportunity to make any investigation they desire to make of Purchaser and to keep themselves fully informed of the affairs of Purchaser.

                        (b)       Purchaser will permit the Shareholders to make extracts or copies of all books, accounts, contracts, commitments and records. Additionally, Purchaser will furnish to the Shareholders, within three (3) days after demand, any further financial and operating data and other information concerning its business and assets that the Shareholders reasonably requests.

                        (c)       The Shareholders will use any information obtained under this paragraph only for their own purposes in connection with the consummation of the transaction contemplated by this Plan of Reorganization, and will not divulge the information to any other person. In the event the transaction contemplated hereby is not consummated within ninety (90) days of the date of mutual execution, all documents or information gathered by the Shareholders hereunder will be returned to Purchaser forthwith, unless such period shall be extended by mutual consent.

ARTICLE 6

CONDITIONS PRECEDENT TO
OBLIGATIONS OF SHAREHOLDERS

            6.01.    Conditions Precedent to Closing. The obligations of the Shareholders, and each of them, to consummate this Plan of Reorganization shall be subject to the conditions precedent specified in this Article 6.

            6.02.    Truth of Representations and Warranties and Compliance With Covenants. The representations and warranties of Purchaser contained in this Plan of Reorganization shall be true as of the Closing Date with the same effect as though made on the Closing Date. Purchaser shall have performed all obligations and complied with all covenants required by this Plan of Reorganization to be performed or complied with by it prior to the Closing Date. Purchaser shall deliver to the Shareholders a certificate, in the form of Exhibit 6.02 attached hereto and made a part hereof, dated as of the Closing Date and signed by the President or a Vice President of Purchaser, certifying the truth of the representations and warranties.

            6.03.    Opinion of Counsel for Purchaser. Purchaser shall deliver to the Shareholders an opinion of counsel (“Purchaser’s Counsel”) for the Purchaser, in the form of Exhibit 6.03 dated the Closing Date, to the effect that:

                        (a)       Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power to carry on the business in which it is engaged;

                        (b)       The shares of Purchaser Common Stock to be delivered to the Shareholders hereunder will have been duly authorized and validly issued, and will be fully paid and non-assessable;

                        (c)       The Amended and Restated Certificate of Incorporation, the Bylaws, the minutes, share certificates and any contracts to which Purchaser is a party do not prevent Purchaser from delivering good title to the shares of its shares of common stock pursuant to the terms of this Plan of Reorganization;

                        (d)       This Plan of Reorganization is the valid and binding obligation of the Purchaser, in accordance with its terms, except as limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor's rights;

                        (e)       Purchaser's Counsel has no knowledge of any facts that might adversely affect the title of the Shareholders to the shares of Purchaser Common Stock to be delivered pursuant to the terms of this Plan of Reorganization. Purchaser's Counsel has no knowledge of any defects or limitations on the title of Purchaser to any of its assets or properties; and

                        (f)        Purchaser's Counsel has no knowledge of any material litigation, or governmental investigation or labor dispute pending or threatened against Purchaser, its business or properties.

            In rendering the opinion specified in this paragraph, Purchaser's Counsel may rely on certificates of public officials, certificates of officers of Purchaser, and any other evidence that Purchaser's Counsel deems appropriate.

            6.04.    No Restrictions. No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to prohibit the consummation of the transactions contemplated by this Plan of Reorganization.

ARTICLE 7

CONDITIONS PRECEDENT TO
OBLIGATIONS OF PURCHASER

            7.01.    Conditions Precedent to Closing. The obligations of Purchaser to consummate this Plan of Reorganization shall be subject to the conditions precedent specified in this Article 7.

            7.02.    Truth of Representations and Warranties and Compliance With Covenants. The representations and warranties of the Shareholders, and each of them, contained in this Plan of Reorganization shall be true as of the Closing Date, with the same effect as though made on the Closing Date. The Shareholders, and each of them, shall have performed all obligations and complied with all covenants required by this Plan of Reorganization to be performed or complied with by them prior to the Closing Date. The Shareholders shall deliver to Purchaser a certificate, in the form of Exhibit 7.02 attached hereto and made a part hereof, dated the Closing Date and signed by each of them, certifying the truth of the representations and warranties.

            7.03.    Opinion of Counsel for the Shareholders. The Shareholders shall deliver to Purchaser an opinion of counsel (“Shareholders’ Counsel”) for the Shareholders, in the form of Exhibit 7.03 dated the Closing Date, to the effect that:

                        (a)       Acquired Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power to carry on the business in which it is engaged;

                        (b)       The shares of common stock of Acquired Corporation to be delivered to Purchaser hereunder have been duly authorized, validly issued, fully paid and non-assessable;

                        (c)       None of the Shareholders is a party to any contract or agreement that prevents the Shareholders from delivering good title to the shares of Acquired Corporation’s common stock pursuant to the terms of this Plan of Reorganization;

                        (d)       This Plan of Reorganization is the valid and binding obligation of each of the Shareholders, in accordance with its terms;

                        (e)       Shareholders’ Counsel has no knowledge of any facts that might adversely affect the title of Purchaser to the shares of common stock of Acquired Corporation to be delivered pursuant to the terms of this Plan of Reorganization.; and

                        (f)        Shareholders’ Counsel has no knowledge of any material litigation, or governmental investigation or labor dispute pending or threatened against Acquired Corporation, its business or properties, or any of the Shareholders.

            In rendering the opinion specified in this paragraph, Shareholders’ Counsel may rely on certificates of public officials, certificates of officers of Acquired Corporation, and any other evidence that Shareholders’ Counsel deems appropriate.

            7.04.    Retention of Officers and Directors. The present officers and directors of Acquired Corporation shall remain in office subsequent to the Closing and until their earlier resignation or removal.

            7.05.    No Restrictions. No action or proceeding by any governmental body or agency shall be threatened, asserted or instituted that prohibits the consummation of the transactions contemplated by this Plan of Reorganization.

            7.06.    No Contracts Terminated. Acquired Corporation shall not have terminated any contracts prior to the Closing Date that, in the aggregate, would materially and adversely affect its business.

            7.07.    No Damage to Assets. At the Closing Date, the machinery, equipment, inventory or other tangible property of Acquired Corporation shall not be damaged by fire, flood, accident, labor strife, act of war or any other cause beyond the reasonable power and control of Acquired Corporation or the Shareholders to an extent that substantially affects the value of the property and assets. Loss or damage shall be considered to affect substantially the value of the properties and assets within the meaning of this paragraph, if the book value of the properties and assets lost or damaged exceeds ten percent (10%) of the total book value of all assets of Acquired Corporation.

ARTICLE 8

SURVIVAL OF WARRANTIES AND INDEMNIFICATION

            8.01.    Nature and Survival of Representations and Warranties. All statements of fact contained in this Plan of Reorganization, or in any memorandum, certificate, letter, document or other instrument delivered by or on behalf of Acquired Corporation, Purchaser or the Shareholders pursuant to this Plan of Reorganization shall be deemed representations and warranties made by any such party, respectively, to each other party under this Plan of Reorganization. The covenants, representations and warranties of Purchaser and the Shareholders shall survive the Closing Date, and all inspections, examinations, or audits on behalf of the parties and the Shareholders for a period of one year following the Closing Date, except that the same shall survive for a period of three years with respect to issues relating to fraud and federal income taxes.

            8.02.    Indemnification by the Shareholders. The Shareholders, and each of them, jointly and severally, agree to indemnify and hold Purchaser, its officers, agents and attorneys harmless after the date of this Plan of Reorganization in respect to any damages as defined in this paragraph 8.02. Damages, as used in this paragraph, shall include any claim, action, demand, loss, cost, expense, liability, penalty and other damage, including, but not limited to, attorney's fees and other costs and expenses incurred attempting to avoid damages or in enforcing this indemnity, resulting to Purchaser from:

                        (a)       Any materially inaccurate representation made by the Shareholders in, or pursuant to, this Plan of Reorganization;

                        (b)       Material breach of any of the warranties by the Shareholders in, or pursuant to, this Plan of Reorganization; or

                        (c)       Material breach or default of any of the obligations to be performed by the Shareholders under this Plan of Reorganization.

            The Shareholders, and each of them, jointly and severally, shall be required to reimburse Purchaser for any payment made or loss suffered by Purchaser, at any time after the Closing Date, based on the judgment of any arbitrator or any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions with respect to any damages described in this paragraph.

            8.03.    Indemnification by Purchaser. Purchaser agrees to indemnify and hold the Shareholders, and each of them, harmless after the date of this Plan of Reorganization in respect to any damages as defined in this paragraph 8.03. Damages, as used in this paragraph, shall include any claim, action, demand, loss, cost, expense, liability, penalty and other damage, including, but not limited to, attorney's fees and other costs and expenses incurred attempting to avoid damages or in enforcing this indemnity, resulting to the Shareholders from:

                        (a)       Any materially inaccurate representation made by, or on behalf of, Purchaser in, or pursuant to, this Plan of Reorganization;

                        (b)       Material breach of any warranty by Purchaser in, or pursuant to, this Plan of Reorganization; or

                        (c)       Material breach or default of any of the obligations to be performed by Purchaser under this Plan of Reorganization.

            Purchaser shall be required to reimburse the Shareholders, and each of them, for any payment made or loss suffered by the Shareholders, at any time after the Closing Date, based on the judgment of any arbitrator or any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions with respect to any damages described in this paragraph.

            8.04.    Expenses. The Shareholders, and each of them, including Acquired Corporation, shall pay all of their own expenses incurred by them arising out of this Plan of Reorganization and the transactions contemplated in this Plan of Reorganization, including, but not limited to, all fees and expenses of their counsel and accountants. Whether or not this Plan of Reorganization is terminated, each of the parties shall bear all of their respective expenses incurred by them in connection with this Plan of Reorganization and in the consummation of the transactions contemplated by, and in preparation of, this Plan of Reorganization.

ARTICLE 9

COMPLIANCE WITH SECURITIES LAWS

            9.01.    Unregistered Stock Under Federal Securities Act. The Shareholders, and each of them, acknowledge that the shares of the Purchaser Common Stock to be delivered to the Shareholders pursuant to this Plan of Reorganization have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and that, therefore, the shares of Purchaser Common Stock are not transferable, except as permitted under various exemptions contained in the 1933 Act and the Rules of the Securities and Exchange Commission under the 1933 Act. The provisions contained in this paragraph 9.01 are intended to ensure compliance with the 1933 Act.

            9.02     No Distribution of Stock to Public. The Shareholders, and each of them, represent and warrant to Purchaser that the Shareholders are acquiring the shares of the Purchaser Common Stock under this Plan of Reorganization for the Shareholders' respective accounts for investment, and not for the purpose of resale or any other distribution of the shares. The Shareholders, and each of them, also represent and warrant that the Shareholders have no present intention of disposing of all or any part of such shares at any particular time, for any particular price or on the happening of any particular circumstances. The Shareholders, and each of them, acknowledge that Purchaser is relying on the truth and accuracy of the warranties and representations set forth in this paragraph in issuing the shares, without first registering the shares under the 1933 Act.

            9.03     No Transfers in Violation of the 1933 Act. The Shareholders, and each of them, covenant and represent that none of the shares of Purchaser Common Stock that will be issued to the Shareholders pursuant to this Plan of Reorganization will be offered, sold, assigned, pledged, transferred or otherwise disposed of, except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission under the 1933 Act. Therefore, the Shareholders, and each of them, agree not to sell or otherwise dispose of any of the shares of the Purchaser Common Stock received pursuant to this Plan of Reorganization, unless the Shareholders:

                        (a)       Have delivered to Purchaser a written legal opinion in form and substance satisfactory to counsel for Purchaser, to the effect that the disposition is permissible under the terms of the 1933 Act and regulations under the 1933 Act;

                        (b)       Have complied with the registration and prospectus requirements of the 1933 Act relating to such a disposition; or

                        (c)       Have presented Purchaser satisfactory evidence that such a disposition is exempt from registration under the 1933 Act.

                        Purchaser shall place a stop transfer order against transfer of shares, until one of the conditions set forth in this paragraph has been met.

            9.04     Investment Legend on Certificates. The Shareholders, and each of them, agree that the certificates evidencing the shares of Purchaser Common Stock to be delivered to the Shareholders hereunder will have the following, or substantially similar, legend affixed thereto:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IS IN EFFECT AS TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS IN FACT APPLICABLE TO SUCH OFFER OR SALE.”

            9.05     Indemnification by the Shareholders. If, at any time in the future, the Shareholders, or any of them, sell or otherwise dispose of any of the shares of Purchaser Common Stock in violation of the provisions of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder, or any similar federal or state law, rule or regulation that may then be in effect, the Shareholders, and each of them, agree to indemnify and hold harmless Purchaser against any claims, liabilities, penalties, costs and expenses that may be asserted against or suffered by Purchaser as a result of such disposition.

ARTICLE 10

TERMINATION

            10.01.  Default. Purchaser or the Shareholders, acting as a group, may, by written notice, on or at any time prior to the Closing Date, terminate this Plan of Reorganization by notice to the other party in the event:

                        (a)       One party has determined that any material representation of the other party is untrue;

                        (b)       The other party has defaulted under the Plan of Reorganization by failing to perform any of its covenants and agreements contained in this Plan of Reorganization; and

                        (c)       Each default has not been fully cured within three (3) days after receipt of the notice specifying particularly the nature of the default.

            10.02.  Delay. If consummation of the transaction specified in this Plan of Reorganization has not occurred by 11:59 p.m., Pacific Time, on March 31, 2010, any party that is not in default in the timely performance of any of its covenants and conditions may terminate this Plan of Reorganization subsequent to that time by giving written notice of termination to the other party. The written notice of termination shall be effective upon the delivery of the notice in person to an officer of the party or, if served by mail or overnight courier, upon the receipt of the notice by such party.

            10.03.  Damage or Loss - Acquired Corporation. Purchaser may, at its option, terminate this Plan of Reorganization prior to the Closing Date, if Acquired Corporation has suffered any damage, destruction or loss (whether or not covered by insurance) that materially and adversely affects the property, business or financial condition of Acquired Corporation. Damage, destruction or loss shall be considered materially and adversely to affect the properties, business or financial condition of Acquired Corporation if the book or market value (whichever is lower) of the assets damaged, destroyed or lost exceeds ten percent (10%) in book or market value (whichever is lower) of all assets of Acquired Corporation.

            10.04.  Damage or Loss - Purchaser. The Shareholders, acting as a group, may, at their option, terminate this Plan of Reorganization prior to the Closing Date, if Purchaser has suffered any damage, destruction or loss (whether or not covered by insurance) that materially and adversely affects the property, business or financial condition of Purchaser. Damage, destruction or loss shall be considered materially and adversely to affect the properties, business or financial condition of Purchaser if the book or market value (whichever is lower) of the assets damaged, destroyed or lost exceeds ten percent (10%) in book or market value (whichever is lower) of all assets of Purchaser.

ARTICLE 11

MISCELLANEOUS

            11.01.  Public Announcements. Purchaser shall have the exclusive right to issue one ore more press releases or otherwise make any public statements with respect to the existence of this Plan of Reorganization or the transactions contemplated herein; provided, however, that the Shareholders shall have the right to pre-approve any such press release or public statements, which approval shall not be unreasonably withheld.

            11.02.  Amendments. This Plan of Reorganization may be amended or modified at any time and in any manner only by an instrument in writing executed by all parties.

            11.03.  Waiver. Either Purchaser or the Shareholders, acting as a group, may, in writing:

                        (a)       Extension of Time. Extend the time, to a date certain, for the performance of any of the obligations of any other party to this Plan of Reorganization.

                        (b)       Waiving Inaccuracies. Waive any inaccuracies and misrepresentations contained in this Plan of Reorganization or any document delivered pursuant hereto made by any other party to this Plan of Reorganization.

                        (c)       Waiving Compliance With Covenants. Waive compliance with any of the covenants or performance of any obligations contained in this Plan of Reorganization by any other party to this Plan of Reorganization.

                        (d)       Waiving Satisfaction of Condition Precedent or Condition Subsequent. Waive the fulfillment of any condition precedent or condition subsequent to the performance by any other party to the Plan of Reorganization.

            11.04.  Dispute Resolution.

                        (a)       Negotiation. If a dispute arises out of or relates to this Plan of Reorganization or the breach thereof, within twenty (20) days of receipt of written notice of a dispute, the parties shall attempt in good faith to resolve such dispute by negotiation.

                        (b)       Mediation. If the dispute cannot be settled through such negotiations, the parties agree to try in good faith to settle the dispute by mediation within 20 days immediately following the 20-day period set forth in paragraph 11.04(a), in San Diego, California, under the Commercial Mediation Rules of the American Arbitration Association (“AAA”).

                        (c)       Arbitration. If the dispute cannot be settled by mediation as set forth in paragraph 11.04(b), the parties agree to submit the dispute to binding arbitration in San Diego, California, under applicable Delaware and Federal law. Such demand shall set forth the names of the other party or parties. The arbitration provided for in this paragraph 11.04(c) shall be conducted under the auspices of the AAA, utilizing the AAA’s applicable rules for arbitration of commercial disputes, and shall be decided by one arbitrator. Except as otherwise provided herein, the Arbitrators shall have the authority to award any remedy or relief a state or Federal court of the State of Delaware could order or grant, including, without limitation, specific performance, the awarding of compensatory damages, the issuance of an injunction and other equitable relief, but specifically excluding punitive damages. The Arbitrators’ decision shall be issued with findings of fact and conclusions of law and shall be non-appealable. If the remedy sought is a monetary award, each party shall simultaneously, on the twentieth business day following the commencement of the arbitration, submit to the Arbitrators the amount that party believes should be awarded, and with respect to compensatory damages, the Arbitrators shall make an award in whichever of the two amounts they deem most reasonable.

            11.05.  Assignment.

                        (a)       Neither this Plan of Reorganization nor any right created hereby shall be assignable by either the Shareholders or Purchaser, without the prior written consent of the other, except by the laws of succession.

                        (b)       Except as otherwise limited elsewhere herein, this Plan of Reorganization shall be binding on, and inure to the benefit of, the respective successors and assigns of the parties.

                        (c)       Nothing in this Plan of Reorganization, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Plan of Reorganization.

            11.06.  Notices. Any notice or other communication required or permitted by this Plan of Reorganization must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, provided that the communication is addressed:

                        (a)       If to Purchaser:

                                    ubroadcast, inc.
                                    1666 Garnet Avenue
                                    Suite 312
                                    San Diego, California 92109

                        (b)       If to the Shareholders:

                                    Peter Rusy
                                    268 Sachem Hill Place
                                    St. James, New York 11780

                                    Ashraf M. Rofail
                                    5285 Swawnee Road
                                    Alexandria, Virginia 23312

            11.07.  Paragraph Headings. Paragraph and other headings contained in this Plan of Reorganization are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Reorganization.

            11.08.  Entire Agreement. This instrument and the exhibits to this instrument contain the entire agreement between the parties with respect to the transaction contemplated by this Plan of Reorganization. It may be executed in any number of counterparts, but the aggregate of the counterparts together constitute only one and the same instrument.

            11.09.  Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Plan of Reorganization shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Plan of Reorganization, but this Plan of Reorganization shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

            11.10.  Counterparts. This Plan of Reorganization may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            11.11.  Controlling Law. The validity, interpretation and performance of this Plan of Reorganization shall be controlled by and construed under the laws of the State of Delaware.

            11.12.  Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of the other parties' failure to perform any of the obligations under this Plan of Reorganization. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Plan of Reorganization, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Plan of Reorganization.

            Executed by Purchaser and the Shareholders as of the date first above written.

PURCHASER: UBROADCAST, INC. By: /s/ JOHN L. CASTIGLIONE John L. Castiglione President	SHAREHOLDERS: /s/ PETER RUSY Peter Rusy as to 8 shares /s/ ASHRAF M. ROFAIL Ashraf M. Rofail as to 2 shares